UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 17, 2013

Kimco Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	1-10899	13-2744380
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 New Hyde Park Road, Suite 100

New Hyde Park, NY 11042

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (516) 869-9000

Not Applicable

 (Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, the Board of Directors of Kimco Realty Corporation (the “Company”) on May 10, 2013 appointed Conor Flynn to serve as Executive Vice President and Chief Operating Officer of the Company, effective as of May 20, 2013.

In connection with Mr. Flynn’s appointment, on May 17, 2013, the Executive Compensation Committee (the “Committee”) of the Board of Directors determined that Mr. Flynn will receive a base salary for his service in his new position starting May 20, 2013 in the annualized amount of $575,000. Mr. Flynn will also be eligible to receive a target cash bonus in the annualized amount of $350,000 based on an evaluation of both the Company’s performance and his individual performance, as determined and approved by the Committee and payable in or around February 2014. In addition, Mr. Flynn will receive a long-term incentive equity grant of 5,400 stock options and 5,400 shares of restricted stock, subject to the terms and conditions of the Kimco Realty Corporation 2010 Equity Participation Plan, including vesting requirements, as approved by the Committee.

The Company will assist Mr. Flynn with his relocation to the Company’s headquarters and will reimburse Mr. Flynn for the actual cost of moving expenses and temporary housing up to $75,000.

Mr. Flynn will also be eligible to (i) receive perquisites at the same level as the Company’s other senior executive officers, including an annual car allowance in the amount of $10, 920 and (ii) participate in the Company’s benefit plans on the same basis as other similarly situated employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMCO REALTY CORPORATION

Date: May 21, 2013	By:	/s/ David B. Henry
Name: David B. Henry
Title: Chief Executive Officer